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                                                             Exhibit 10.12 (i)

                                CREDIT AGREEMENT

                                    between

                    CREDENTIALS SERVICES INTERNATIONAL INC.

                                      and

                             LASALLE NATIONAL BANK

                          Dated as of January 14, 1997
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                               TABLE OF CONTENTS


Recital ...................................................................   1
Article 1.      Definitions and Accounting Matters ........................   1
        1.01    Certain Defined Terms .....................................   1
        1.02    Accounting Terms and Determinations .......................  14

Article 2.      Loans .....................................................  14
        2.01    Term Loan .................................................  14
        2.02    Revolving Loan ............................................  15
        2.03    Rate Options for all Loans ................................  15
        2.04    Optional Prepayments ......................................  15
        2.05    Mandatory Prepayment of Loans .............................  16
        2.06    Prepayment Fee ............................................  16
        2.07    Reduction of Commitment ...................................  17
        2.08    Notes .....................................................  17
        2.09    Procedure for Revolving Credit Borrowing ..................  17
        2.10    Conversion and Continuation Elections .....................  18
        2.11    Interest ..................................................  19
        2.12    Fees ......................................................  19
        2.13    Computation of Fees and Interest ..........................  20
        2.14    Payments by Borrowers .....................................  20
        2.15    Security ..................................................  20
        2.16    Collection and Application of Commitment Proceeds;
                    Establishment and Administration of Cash
                    Collateral Account ....................................  20

Article 3.      Taxes, Yield Protection and Illegality ....................  21
        3.01    Taxes .....................................................  21
        3.02    Illegality ................................................  22
        3.03    Increased Costs ...........................................  22
        3.04    Funding Losses ............................................  22
        3.05    Inability to Determine Rate ...............................  23
        3.06    Survival ..................................................  23

Article 4.      Conditions Precedent ......................................  24
        4.01    Conditions to Initial Loans ...............................  24
        4.02    Conditions to all Loans ...................................  26

Article 5.      Representations and Warranties ............................  27
        5.01    Existence and Power .......................................  27
        5.02    Financial Condition .......................................  27
        5.03    Litigation ................................................  28
        5.04    No Breach .................................................  28
        5.05    Corporate Action; Capitalization ..........................  28
        5.06    Governmental Authorization ................................  28

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        5.07    Use of Proceeds; Margin Regulations..........................29
        5.08    ERISA........................................................29
        5.09    Taxes........................................................29
        5.10    Investment Company Act.......................................29
        5.11    Solvency.....................................................30
        5.12    Subsidiaries, Etc............................................30
        5.13    Title to Properties..........................................30
        5.14    Collateral Documents.........................................30
        5.15    Environmental Matters........................................30
        5.16    Labor Relations..............................................30
        5.17    No Default...................................................30
        5.18    Intellectual Property........................................31
        5.19    Insurance....................................................31
        5.20    Full Disclosure..............................................31
        5.21    Vendor Contracts.............................................31

Article 6.      Affirmative Covenants........................................32
        6.01    Financial Statements.........................................32
        6.02    Certificates: Borrowing Base Certificates; Other Information.32
        6.03    Notices......................................................34
        6.04    Maintenance of Existence.....................................35
        6.05    Taxes........................................................35
        6.06    Maintenance of Property......................................35
        6.07    Insurance....................................................35
        6.08    Compliance with Laws.........................................35
        6.09    Performance of Obligations...................................35
        6.10    Use of Proceeds..............................................36
        6.11    Inspection...................................................36
        6.12    ERISA Compliance.............................................36
        6.13    Further Assurances...........................................36
        6.14    Posts Closing Deliveries.....................................36

Article 7.      Negative Covenants...........................................36
        7.01    Limitation of Liens..........................................36
        7.02    Limitation on Indebtedness...................................36
        7.03    Loans and Investments........................................38
        7.04    Sale of Assets...............................................38
        7.05    Mergers, Consolidations, Etc.................................38
        7.06    Restricted Payments..........................................38
        7.07    Management Fees..............................................39
        7.08    Transactions with Affiliates.................................39
        7.09    Contingent Obligations.......................................39
        7.10    ERISA........................................................39
        7.11    Change in Business...........................................40
        7.12    Accounting Changes...........................................40
        7.13    Change in Structure..........................................40
        7.14    Use of Proceeds..............................................40



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        7.15    Deposit Accounts ............................................ 40
        7.16    Amendments .................................................. 40

Article 8.      Financial Covenants ......................................... 40
        8.01    Minimum EBITDA .............................................. 40
        8.02    Minimum Number of Subscribers ............................... 41
        8.03    Debt Service Ratio .......................................... 41
        8.04    Deferred Revenue to Deferred Expense Ratio .................. 41
        8.05    Capital Expenditures ........................................ 42

Article 9.      Events of Default ........................................... 42
        9.01    Event of Default ............................................ 42
        9.02    Remedies .................................................... 44
        9.03    Rights Not Exclusive ........................................ 44

Article 10.     Miscellaneous ............................................... 44
        10.01   Amendments and Waivers ...................................... 44
        10.02   Notices ..................................................... 44
        10.03   No Waiver; Cumulative Remedies .............................. 45
        10.04   Expenses .................................................... 45
        10.05   Indemnity ................................................... 45
        10.06   Marshaling; Payment Set Aside ............................... 45
        10.07   Successors and Assigns ...................................... 46
        10.08   Assignments and Participations .............................. 46
        10.09   Set Off ..................................................... 46
        10.10   Counterparts ................................................ 46
        10.11   Severability ................................................ 46
        10.12   No Third Party Beneficiaries ................................ 46
        10.13   Governing Law and Jurisdiction .............................. 46
        10.14   Waiver of Jury Trial ........................................ 47
        10.15   Entire Agreement ............................................ 47




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Exhibit A               Form of Borrowing Base Certificate
Exhibit B               Form of Notice of Borrowing
Exhibit C               Form of Notice of Conversion/Continuation
Exhibit D               Form of Revolving Note
Exhibit E               Form of Term Note
Exhibit F               Form of Financial Condition Certificate
Exhibit G               Form of Compliance Certificate

Schedule 1.01           Prior Indebtedness
Schedule 5.02           Indebtedness and Liabilities
Schedule 5.03           Litigation
Schedule 5.05(b)        Authorized Capital Stock of Borrower
Schedule 5.08           ERISA Matters
Schedule 5.12           Subsidiaries
Schedule 5.16           Environmental Matters
Schedule 5.18           Intellectual Property Matters
Schedule 5.21           Significant Vendor Contracts
Schedule 7.01           Existing Liens
Schedule 7.09           Contingent Obligations



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                                CREDIT AGREEMENT

                 THIS CREDIT AGREEMENT dated as of January 14, 1997 is entered into between CREDENTIALS SERVICES INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and LASALLE NATIONAL BANK, a national banking association ("Lender").

                                    Recital:

                 Borrower desires that Lender extend a revolving credit facility and a term loan to Borrower to fund the repayment of certain indebtedness of Borrower and to provide working capital financing for Borrower.

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, Borrower and Lender agree as follows:

                                   ARTICLE I

                      DEFINITIONS AND ACCOUNTING MATTERS.

         1.01 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

                 "Account" shall mean any "account" as that term is defined in
Section 9-106 of the UCC.

                 "Account Debtor" shall mean a Person who is obligated on or under an Account.

                 "Acquisition Agreement" shall mean that certain Agreement of Purchase and Sale dated as of September 20, 1994 between Borrower and TRW Inc.

                 "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement be deemed to control the other Person. Lender shall not be deemed an Affiliate of Borrower or any Subsidiary of Borrower.

                 "Agreement" shall mean this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

                 "Applicable Interest Rate" shall mean either the Base Rate or the Eurodollar Rate, as the case may be.

                 "Asset Disposition", with respect to any Person, shall mean
(i) the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets, including by way of a sale-leaseback transaction and including the sale or other transfer of any of the equity securities of any Subsidiary of such Person , other than any sale, lease, conveyance, disposition or other transfer of any assets in the ordinary course of business; or (ii) the issuance, sale, conveyance, disposition or other transfer by such Person of any equity securities of such Person.

                 "Attorney Fees" shall mean and include all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.


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                 "Base Rate" shall mean, for any day, the higher of (a) the
Federal Funds Rate for such day plus 2.00% per annum or (b) the Prime Rate for such day plus 1.00% per annum.

                 "Base Rate Loan" shall mean a Loan, or any portion thereof, which bears interest based on the Base Rate.

                 "Borrowing" shall mean a borrowing hereunder consisting of Loans made to Borrower on the same day by Lender pursuant to Article 2.

                 "Borrowing Base" shall mean, as of any date of calculation, an amount equal to 85% of the Gross Amount of Eligible Accounts.

                 "Borrowing Base Certificate" shall mean a certificate, in substantially the form of Exhibit A attached hereto, setting forth the Borrowing Base and the component calculations thereof.

                 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, a day on which dealings are carried on in the London interbank market.

                 "Capital Expenditures" shall mean, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

                 "Capital Lease" shall mean any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

                 "Capital Lease Obligations" shall mean all monetary obligations of Borrower or any of its Subsidiaries under any Capital Leases.

                 "Cash Equivalents" shall mean (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof and, in either case maturing not more than 90 days from the date of issuance, (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of at least c.500,000,000 and maturing not more than 90 days after the date of issuance; and (c) commercial paper rated A-1 or P-1 or better by Standard & Poor's Ratings Group or Moody's Investors Services, Inc, respectively, and maturing not more than 90 days after the date of issuance.

                 "Change of Control" shall mean any event or series of events by which either (a) Pledgors and any Subsequent Pledgors shall, collectively, cease to own and control 100% of the outstanding capital stock of Borrower; or
(b) the Fund shall cease to own, directly or indirectly through one or more intermediaries, at least 51% of the aggregate equity interests in each Pledgor.

                 "Closing Date" shall mean January 14, 1997.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 "Collateral" shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower, its Subsidiaries or Pledgors in or upon which a Lien now or hereafter exists in favor of Lender, whether under this Agreement, the Collateral Documents or under any other documents executed by any such persons and delivered to Lender.

                 "Collateral Assignment of Contracts" shall mean that certain Collateral Assignment of Contracts dated as of the date hereof executed by Borrower in favor of Lender, assigning to Lender as collateral security for the Obligations

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all right, title and interest of Borrower under the Acquisition Agreement, the
Service Agreement and the Significant Vendor Contracts.

                 "Collateral Assignment of Undertakings" shall mean that certain Collateral Assignment of Undertaking Under Securities Purchase Agreement dated as of the date hereof executed by Borrower in favor of Lender, assigning to Lender as collateral security for the Obligations all right, title and interest of Borrower under the Securities Purchase Agreement.

                 "Collateral Documents" shall mean, collectively, the Security Agreement, the Pledge Agreements, the Intellectual Property Security Agreement, the Subordination Agreements, the Collateral Assignment of Contracts, the Collateral Assignment of Undertakings and all other security agreements, mortgages, patent and trademark assignments, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, between Borrower or Borrower's Subsidiaries or Pledgors and Lender now or hereafter delivered to Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against Borrower, Pledgors or any of Borrower's Subsidiaries as debtor in favor of Lender, as secured party.

                 "Commitment" is defined in Section 2.02.

                 "Common Stock Pledge Agreement" shall mean that certain Pledge Agreement dated as of the date hereof made by Common Stock Pledgor in favor of Lender, as amended, restated or otherwise modified and in effect from time to time.

                 "Common Stock Pledgor" shall mean CIS Acquisition Partners, L.P., a Delaware limited partnership.

                 "Contingent Obligation" shall mean, as to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability of that Person (i) in respect of any letter of credit, banker's acceptances, bank guaranties, surety bonds and similar instruments issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; or (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.

                 "Controlled Group" shall mean Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code.

                 "Conversion Date" shall mean any date on which Borrower converts a Base Rate Loan to a Eurodollar Rate Loan or a Eurodollar Rate Loan to a Base Rate Loan.

                 "Debt Service Ratio" shall mean the ratio of (a) the amount of
(i) EBITDA for such period, minus (ii) Capital Expenditures for such period, minus (iii) taxes paid in cash during period, to (b) the sum of Interest Expense for such period plus scheduled amortization of the principal portion of the Term Loan during such period.

                 "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would, if not cured or otherwise remedied during such time, constitute an Event of Default.

                 "Dollars" and "$" shall mean lawful money of the United States of America.

                 "EBITDA" shall mean, for any period, (a) Net Income of Borrower and its Subsidiaries as determined in accordance with Modified Accrual Accounting, plus (b) Interest Expense; plus (c) charges against Net Income for taxes, plus (d) depreciation and amortization deducted in determining Net Income; plus (e) all other non-cash charges deducted in determining Net Income; plus (f) Management Fees paid pursuant to and in accordance with Section 7.07; plus (g) Special 1997 Non-Recurring Charges; minus (h) interest income, and minus (i) extraordinary gains included in the determination of Net Income.


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                 "Eligible Accounts" shall mean, as at any date of
determination, the aggregate of all Accounts owing to Borrower that meet the following criteria:

                          (a) the Account has not been outstanding for more than 60 days from the date of invoice or billing or, in the case of an Account included in the category of Tape to Tape Receivables, 90 days;

                          (b) the Account arose from the outright sale of goods or the performance of services by Borrower to or for an Account Debtor located in the United States and the Account is evidenced by such invoices, statements or other instruments ordinarily used in the trade;

                          (c) the Account Debtor is not an Affiliate of Borrower;

                          (d) the Account is not subject to any Lien except the Lien in favor of Lender or other Permitted Liens;

                          (e) the Account is a legal, valid, binding and enforceable obligation of the Account Debtor not subject to any dispute, credit, allowance, defense, offset, counterclaim, adjustment or refund, and the goods pertaining to such Account have not been rejected, repossessed or returned or the services pertaining to such Account have not been terminated; provided, however, any Account arising out of the sale of a membership which may be canceled by the Account Debtor before the stated expiry date therefor shall nevertheless, subject to the satisfaction of all other requirements set forth in clauses (a) through (i), be deemed an Eligible Account unless Borrower has actual knowledge of the cancellation of such membership;

                          (f) no notice or actual knowledge of bankruptcy, insolvency, failure or suspension or termination of business of the Account Debtor has been received or obtained by Borrower;

                          (g) the Account is in full conformity with the representations and warranties made by Borrower to Lender with respect thereto;

                          (h) the Account is included in any of the following categories in Borrower's financial records: Tape to Tape Receivables, Signature Tape Accrual, Orange Processing Backlog, Renewal Billings in Process and Suspense File to Bill; and

                          (i) it is not an Account which Lender, exercising reasonable discretion in a manner that is not arbitrary or capricious, has determined to be unacceptable to it.

                 "Eligible Account Reserve" shall mean an amount equal to the sum of: (a) 20% of the outstanding face amount of all Eligible Accounts included in the category Renewal Billing in Process, Tape to Tape Receivables and Signature Tape Accounts, plus (b) 15% of the outstanding face amount of all Eligible Accounts included in the category Suspense File to Bill; or such other percentage as Lender may from time to time reasonably designate upon prior written notice to Borrower.

                 "Environmental Laws" shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to environmental, health and safety matters.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1 974, as amended from time to time.

                 "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control with Borrower within the meaning of
Section 414(b), 414(c) or 414(m) of the Code.


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                 "ERISA Event" shall mean (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(A)(2) of ERISA); (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 40412 or 4041A of ERISA or the commencement of proceedings by PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(e) a failure by Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition with could reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate;
(h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which Borrower or any Subsidiary of Borrower may be directly or indirectly liable; or
(j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Borrower or any member of the Controlled Group may be directly or indirectly liable.

                 "Eurodollar Rate Loan" shall mean a Loan, or any portion thereof, which bears interest based on the Eurodollar Rate.

                 "Eurodollar Base Rate" shall mean, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate determined by Lender to be the rate at which deposits in Dollars are offered by Lender to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the appropriate amount of the relevant Eurodollar Rate Loan and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

                 "Eurodollar Rate" shall mean, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus 2.75%. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

                 "Event of Default" shall mean the occurrence of any event described in Section 9.01.

                 "Excess Cash Flow" shall mean, for any period of determination for Borrower and its Subsidiaries on a consolidated basis, without duplication,
(a) EBITDA, minus (b) Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than the Revolving Loans and excluding the amount of Capital Expenditures attributable to Capital Leases other than the portion thereof actually paid in cash), minus (c) amortization of the principal portion of Indebtedness (whether scheduled or not), minus (d) income taxes actually paid in cash, minus (e) Interest Expense (including the interest component of Capital Leases but excluding the amortization of discount and other interest not payable in cash), minus (f) to the extent included in determining Net Income, Net Proceeds and Net Issuance Proceeds applied as a mandatory prepayment of the Loans in accordance with Section 2.05, minus (g) Management Fees paid pursuant to and in accordance with Section. 7.07; minus
(h) Special 1997 Non-Recurring Charges; minus (i) the increase (or plus the decrease, as the case may be), as of the last day of a fiscal year from the last day of the previous fiscal year, in the excess of current assets (excluding cash and cash equivalents) over current liabilities (excluding the outstanding amount of the Revolving Loans and the current portion of long-term indebtedness and all accrued interest), plus (j) the reductions (or minus the decrease, as the case may be), in long-term liabilities, as calculated in accordance with Modified Accrual Accounting and not otherwise accounted for herein.

                 "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions in the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations on such day on such transactions received by Lender from three different Federal funds brokers of recognized standing selected by Lender in its sole discretion.

                 "Fund" shall mean Lincolnshire Equity Fund, L.P., a Delaware limited partnership.

                 "GAAP" shall mean generally accepted accounting principles consistently applied, as in effect from time to time.

                 "Gross Amount of Eligible Accounts" shall mean the outstanding face amount of Eligible Accounts less the Eligible Accounts Reserve.

                 "Guaranty Obligation" shall mean, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, or letter of credit or other obligation of another Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

                 "Indebtedness" shall mean, as to any Person, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business which are not past due in excess of 90 days); (c) all non-contingent reimbursement or payment obligations with respect to letters of credits, surety bonds or similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property or assets; (e) all indebtedness created or arising under any conditional sale (but not including Subscribers' rights to refunds) or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property)
(f) all Capital Lease Obligations; (g) all indebtedness referred to in clauses
(a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.

                 "Insolvency Proceedings" shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under United States federal, state or foreign law.

                 "Intellectual Property Security Agreement" shall mean that certain Patent, Trademark and Copyright Security Agreement dated as of the date hereof executed by Borrower in favor of Lender, as amended, restated or otherwise modified and in effect from time to time.

                 "Interest Expense" shall mean, for any period, the total interest expense of Borrower and its Subsidiaries, whether paid or accrued (including the interest component of Capital Leases), all as determined in conformity with GAAP.

                 "Interest Payment Date" shall mean, with respect to each Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to each Base Rate Loan, the last Business Day of each calendar month and the date, if any, such Base Rate Loan is converted into a Eurodollar Rate Loan.

                 "Interest Period" shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which such Loan is converted to the Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however that:

                          (a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                          (b) any Interest Period that begins on the last Business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                          (c) no Interest Period shall extend beyond the Termination Date; and

                          (d) no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan unless the aggregate principal amount of the Term Loan represented by Base Rate Loans or by Eurodollar Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

                 "Lincolnshire" shall mean Lincolnshire Management, Inc., a Delaware corporation.

                 "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien or preference, priority or other security interest or preferential arrangement of any kind or nature, including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation or any financing lease having substantially the same economic effect as any of the foregoing, and any contingent or other agreement to provide any of the foregoing.

                 "Loan" shall mean an extension of credit by Lender to Borrower pursuant to each of Sections 2.01 and 2.02 and shall include each Revolving Loan and the Term Loan.

                 "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Collateral Documents and all documents delivered to Lender in connection herewith and therewith.

                 "Management Agreement" shall mean that certain Management Agreement dated September 30, 1994, as amended prior to the date hereof, between Borrower and Lincolnshire as in effect on the date hereof.

                 "Management Fee" is defined in Section 7.07.

                 "Management Fee Subordination Agreement" shall mean that certain Subordination Agreement (Management Fee) dated as of the date hereof between Lender and Lincolnshire, as amended, restated or otherwise modified and in effect from time to time.

                 "Margin Stock" shall mean "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

                 "Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Borrower or Borrower and the Borrower's Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to Lender under any of the Collateral Documents.

                 "Maximum Revolving Credit Amount" shall mean, at any particular time, the lesser of (a) $2,500,000 or (b) the Borrowing Base.

                 "Modified Accrual Accounting" shall mean the modified accrual basis accounting method utilized by Borrower and reviewed by Borrower's independent public accountants in the preparation of the annual financial statements of Borrower for the fiscal year ended September 30, 1996, consistently applied.

                 "Multiemployer Plan" shall mean a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

                 "Net Income" shall mean, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

                 "Net Issuance Proceeds" shall mean, in respect of any issuance of debt or equity, cash proceeds received or receivable in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower; provided, however, that the term "Net Issuance Proceeds" shall not include (a) any proceeds in respect of the issuance of Subordinated Indebtedness if such Subordinated Indebtedness is issued by Borrower on or prior to December 31, 1997; or (b) any proceeds in respect of the issuance of debt or equity, or both, to the Fund pursuant to and in accordance with the Securities Purchase Agreement.

                 "Net Proceeds" shall mean proceeds in cash or other cash equivalents (including Cash Equivalents) as and when received by a Person making an Asset Disposition, net of: (a) the direct costs relating to such Asset Disposition excluding amounts payable to Borrower or any Affiliate of Borrower, (b) sale, use, income or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Asset Disposition or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Disposition. "Net Proceeds" shall also include proceeds paid on account of any loss, destruction of damage of property or any condemnation or seizure of property, net of (i) all funds actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to or subject to the claims of parties having superior rights to such proceeds, awards or other payments.

                 "Notes" shall mean, collectively, the Revolving Note and the Term Note.

                 "Notice of Borrowing" shall mean a notice given by Borrower to Lender pursuant to Section 2.09(a), substantially in the form of Exhibit B hereto.

                 "Notice of Conversion/Continuation" shall mean a notice given by Borrower to Lender pursuant to Section 2.10, substantially in the form of Exhibit C hereto.

                 "Obligations" shall mean all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender, or any Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

                 "Operating Account;" shall mean a non-interest bearing cash operating account of Borrower maintained with Lender.

                 "Permitted Liens" is defined in Section 7.01.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Person" shall mean any individual, corporation, company, voluntary association, partnership, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

                 "Plan" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any member of the Controlled Group sponsors or maintains or to which Borrower or any member of the Controlled Group makes, is making or is obligated to make contributions.

                 "Pledge Agreements" shall mean the Common Stock Pledge Agreement and the Preferred Stock Pledge Agreement.

                 "Pledged Collateral" shall have the meaning set forth in each of the Pledge Agreements.

                 "Pledgors" shall mean, collectively, the Preferred Stock Pledgor and the Common Stock Pledgor.

                 "Preferred Stock Pledge Agreement" shall mean that certain Pledge Agreement dated as of the date hereof executed by the Preferred Stock Pledgor in favor of Lender, as amended, restated or otherwise modified and in effect from time to time.

                 "Preferred Stock Pledgor" shall mean CSI Investment Partners II, L.P., a Delaware limited partnership.

                 "Prepayment Fee" is defined in Section 2.06.

                 "Prime Rate" shall mean the rate of interest from time to time publicly announced by Lender at its principal office in Chicago, Illinois as its prime commercial lending rate. Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Lender to any customer.

                 "Prior Indebtedness" shall mean the indebtedness and obligations specified on Schedule 1.01.

                 "Products" shall mean the services or products made available from time to time by Borrower to Subscribers, including, without limitation, those known as Credentials, Monitor, V/P, Privacy Watch, Three Bureau, Operation Identification, Credit Card Loss Protection and Business Credentials.

                 "Qualified Plan" shall mean a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plans years, but excluding any Multiemployer Plan.

                 "Regulatory Change" shall mean, relative to Lender, (a) any change in (or the adoption, implementation, phase-in or commencement of effectiveness of) any Requirement of Law, guideline or request (whether or not having the force of law) or (b) any change in the application to Lender of any Requirement of Law, guideline or request (whether or not having the force of law).

                 "Reportable Event" shall mean, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

                 "Requirement of Law" shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or of a governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Reserves" shall mean the maximum aggregate reserve requirements, as prescribed by the Board of Governors of the Federal Reserve System, or any successor, with respect to "Eurocurrency liabilities", as defined in Regulation D of the Federal Reserve Board, or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of Lender to United States residents.

                 "Revolving Loans" is defined in Section 2.02.

                 "Revolving Note" shall mean a promissory note of Borrower payable to the order of Lender and otherwise substantially in the form of Exhibit D hereto, evidencing indebtedness of Borrower under the Commitment of Lender.

                 "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of the date hereof between Borrower and the Fund, pursuant to which the Fund has committed to purchase certain securities of Borrower.

                 "Security Agreement" shall mean that certain Security Agreement dated as of the date hereof executed by Borrower in favor of Lender, as amended, restated or otherwise modified and in effect from time to time

                 "Service Agreement" shall mean the Consumer Credit Subscriber Service Agreement dated as of October 18, 1994 between the Company and Experian Information Solutions, Inc. (as successor-in-interest to TRW Inc.), as amended by Settlement and Release Agreement dated as of September 11, 1996.

                 "Significant Vendor Contracts" shall mean a Vendor Contract which provides for the sale or purchase of goods or services or both in an amount not less than $500,000.

                 "Solvent" shall mean, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities; (b) the present fair saleable value of the property of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

                 "Special 1997 Non-Recurring Charges" shall mean the sum of severance payments, TRW computer lease payments and rental payments for unoccupied office space previously utilized for telemarketing purposes to the extent paid by Borrower and included in the determination of Net Income for the fiscal year of Borrower ended September 30, 1997; provided, however, in calculating EBITDA for all purposes of this Agreement, Special 1997 Non-Recurring Charges shall not in any event exceed (a) $1,315,000 for such fiscal year; (b) $475,000 for the fiscal quarter ended March 31, 1997; (c) $150,000 for the fiscal quarter ended June 30, 1997; and $150,000 for the fiscal quarter ended September 30, 1997.

                 "Subordinated Indebtedness" shall mean (a) the Indebtedness of Borrower evidenced by that certain Subordinated Promissory Note of Borrower dated October 1, 1994, payable to TRW Inc. in the original principal amount of $3,000,000, as amended, restated or otherwise modified as permitted by the terms of the Subordination Agreement (the "Subordinated Note"); and (b) any other Indebtedness of Borrower or any Subsidiary of Borrower issued on terms and conditions satisfactory to Lender and the payment of which is subordinated in writing to the payment of the Obligations on terms satisfactory to Lender.

                 "Subordination Agreements" shall mean the TRW Subordination Agreement and the Management Fee Subordination Agreement.

                 "Subscriber" shall mean a Person who subscribes to one or more Products, who has made at least one payment therefor, whose account is active and not more than 60 days past due and has not been terminated (or action has not been taken by Borrower or such Person to terminate the account). For the purposes of computing the number of Subscribers, a Person who subscribes to more than one of the Products shall be deemed such number of Subscribers as is equal to the number of Products subscribed to by such Person.

                 "Subsequent Pledgor" shall mean any partnership or other entity now or hereafter formed or organized by the Fund to hold capital stock of Borrower; provided, that each such partnership or other entity has pledged to Lender, as security for the Obligations, all capital stock of Borrower held by such partnership or entity pursuant to a pledge agreement substantially in the form of the Pledge Agreements.

                 "Subsidiary" of a Person shall mean any corporation, association, partnership, joint venture or other entity of which more than 50% of the voting stock or other equity interests are owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. "Wholly-Owned Subsidiary" shall mean any corporation in which 100% of the capital stock of each class having ordinary voting power and 100% of the capital stock of every other class is owned, beneficially and of record by Borrower or by one or more other Wholly-Owned Subsidiaries, or both.

                 "Term Note" shall mean the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit E, evidencing the indebtedness of Borrower to Lender resulting from the Term Loan made to Borrower by Lender.

                 "Termination Date" shall mean September 30, 1999. Notwithstanding the foregoing, the aggregate outstanding principal balance of the Term Loan shall be due and payable in full on the Termination Date, if not sooner paid in full.

                 "TRW Subordination Agreement" shall mean that certain Subordination Agreement (TRW) dated as of the date hereof executed by TRW Inc. in favor of Lender, as amended, restated or otherwise modified and in effect from time to time.

                 "UCC" or "Uniform Commercial Code" shall mean, the Uniform Commercial Code, as from time to time in effect in the State of Illinois.

                 "Vendor Contracts" shall mean any contract between Borrower and a vendor named therein which provides for the sale or purchase of goods or services or both, excluding any co-marketing agreements.

         1.02 Accounting Terms and Determinations. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References in this Agreement to "fiscal year", "fiscal quarter" and "fiscal month" refer to such fiscal period of Borrower.

                                   ARTICLE 2

                                     LOANS

         2.01 Term Loan. (a) Amount. Subject to and upon the terms and conditions set forth in this Agreement, Lender agrees to make a secured term loan (the "Term Loan") in the principal amount of $8,500,000 to Borrower on the Closing Date. No portion of the principal amount of the Term Loan shall be reborrowed once repaid.

                 (b) Repayment of Term Loan. The Term Loan shall be repaid in eleven (11) consecutive quarterly installments payable on the last day of each calendar quarter commencing on March 31, 1997 and continuing thereafter until the Termination Date, as follows:

                Installment Date            Installment Amount
                ----------------            ------------------

                March 31, 1997                  $  550,000
                June 30, 1997                   $  550,000
                September 30, 1997              $  550,000
                December 31, 1997               $  550,000

                March 31, 1998                  $  700,000
                June 30, 1998                   $  700,000
                September 30, 1998              $  700,000
                December 31, 1998               $  700,000

                March 31, 1999                  $  875,000
                June 30, 1999                   $  875,000
                September 30, 1999              $1,750,000

Notwithstanding the foregoing, the aggregate outstanding principal balance of the Term Loan shall be due and payable in full on the Termination Date, if not sooner paid in full.

         2.02 Revolving Loan. Subject to and upon the terms and conditions set forth in this Agreement, from and including the date of this Agreement and prior to but not including the Termination Date, Lender agrees to make revolving loans to Borrower (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") from time to time in an amount not to exceed at any time outstanding $2,500,000 (such amount as the same may be reduced from time to time pursuant to Section 2.07 the "Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Credit Amount. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Termination Date. Borrower shall repay in full the outstanding principal balance of the Revolving Loans on the Termination Date.

         2.03 Rate Options for all Loans. The Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, selected by Borrower in accordance with Section 2.09; provided, however, that there shall be no more than five (5) Interest Periods in effect with respect to all Loans at any one time.

         2.04 Optional Prepayments. Subject to Section 3.04, Borrower may, at any time or from time to time, upon written notice to Lender not later than 10:00 a.m. (Chicago time) on the Business Day of such prepayment, prepay all or any part of any Loan. Unless the aggregate outstanding principal balance of the Term Loan is to be prepaid in full, voluntary prepayments of the Term Loan shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or Eurodollar Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by Borrower. If such notice is so given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 3.04. Each prepayment of the Term Loan shall be applied to the installments of the Term Loan in inverse order of maturity. Any prepayment of any type of Loans shall be applied first to the portion of such Loans maintained as Base Rate Loans and then to the portion of such Loans maintained as Eurodollar Rate Loans (in order of Eurodollar Rate Loans having the shortest Interest Periods).

         2.05 Mandatory Prepayments of Loans.

                 (a) Net Proceeds. Upon the receipt by Borrower of any Net Proceeds or Net Issuance Proceeds, Borrower shall make or cause to be made a mandatory prepayment of the Loans in an aggregate amount equal to the amount of such Net Proceeds or Net Issuance Proceeds.

                 (b)    Excess Cash Flow. Not later than one hundred fifty (1
50) days following the end of each fiscal year of Borrower commencing with the fiscal year ending September 30, 1997, Borrower shall prepay the Loans in an amount equal to fifty percent (60%) of Excess Cash Flow for such fiscal year.

                 (c) Overadvance. If at any time and for any reason the aggregate amount of Revolving Loans is greater than the Maximum Revolving Credit Amount, Borrower shall immediately make a mandatory prepayment of the Revolving Loans in an amount equal to such excess.

                 (d)    Application. Any prepayment of the Loans pursuant to
Section 2.05(a) or (b) shall be applied first, to unpaid installments of the Term Loan in the inverse order of maturity; and second, following the payment in full of the Term Loan, to repay Revolving Loans. Any such prepayment of any type of Loans shall be applied first to the portion of such Loans maintained as Base Rate Loans and then to the portion of such Loans maintained as Eurodollar Rate Loans (in order of Loans having the shortest Interest Periods); provided, however, that, in the case of prepayments pursuant to clauses (a) or (b) or this Section 2.05, if the amount of Base Rate Loans then outstanding is less than the required prepayment, Borrower may, at its option, place any amounts which it would otherwise be required to use to prepay Eurodollar Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to Lender until the end of such Interest Period at which time such pledged amounts shall be applied to prepay such Eurodollar Rate Loans. Borrower shall pay, together with each prepayment under this Section 2.05, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.04.

         2.06 Prepayment Fee. If Borrower shall prepay all of the Obligations prior to the second anniversary of the Closing Date and if Lender shall no longer have any Commitment hereunder, Borrower shall pay to Lender as liquidated damages and compensation for the costs of being prepared to make funds available to Borrower hereunder an amount (the "Prepayment Fee") equal to: (a) with respect to the Revolving Loans, (i) 2% of the amount of the then current Commitment for any such prepayment occurring during the period from the Closing Date through January 13, 1998; and (ii) 1% of the then current Commitment for any such prepayment occurring during the period commencing on January 14, 1998 and ending on January 13, 1999; and (b) with respect to the Term Loan, (i) 2% of an amount equal to 50% of the outstanding principal balance of the Term Loan as of the prepayment date for any such prepayment occurring during the period from the Closing Date through January 13, 1998; and
(ii) 1% of an amount equal to 50% of the outstanding principal balance of the Term Loan as of the prepayment date for any such prepayment occurring during the period commencing on January 14, 1998 and ending on January 13, 1999; provided, however, that Borrower shall not be obligated to pay any Prepayment Fee if the prepayment is made (A) in connection with the sale of Borrower in its entirety (whether through merger, consolidation, sale of assets or sale of stock); or (B) pursuant to Section 2.04 or Section 2.05(b) from internally generated funds.

         2.07 Reduction of Commitment. Borrower may permanently reduce the Commitment in whole or in part, without premium, penalty or other fee, in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, upon at least three (3) Business Days' written notice to Lender; provided, however, that the amount of the Commitment may not be reduced below the greater of (a) the aggregate principal amount of the outstanding Revolving Loans at such time and (b) $1,000.

         2.08 Notes. The Term Loan shall be evidenced by the Term Note payable to the order of Lender in the original principal amount of $8,500,000. The Revolving Loans shall be evidenced by the Revolving Note payable to the order of Lender in the original principal amount of $2,500,000. Borrower hereby irrevocably authorizes Lender to endorse on the schedules attached to each Note (or on a continuation of such schedule), the amount of each Loan made thereunder, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding; provided, however, that the failure to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of Borrower hereunder or under such note. The notation on each such schedule shall be prima facie evidence of the principal amount thereof owing and unpaid.

         2.09 Procedure for Revolving Credit Borrowing.

                 (a) Each Borrowing of a Revolving Loan shall be made by either (i) delivering to Lender a Notice of Borrowing or (ii) giving telephonic notice thereof to Lender (promptly confirmed by delivering to Lender a Notice of Borrowing) not later than (x) 12:00 noon (Chicago time) on the date two (2) Business Days prior to the requested Borrowing date, in the case of Eurodollar Rate Loans; and (y) 12:00 noon (Chicago time) on the requested Borrowing date, in the case of Base Rate Loans. Such Notice of Borrowing shall specify (i) the amount of the Borrowing, which, in the case of Base Rate Loans, shall be in an aggregate minimum principal amount of $100,000 and multiples of $1,000,000 in excess thereof and, in the case of Eurodollar Rate Loans, shall be in a minimum principal amount of $500,000 and multiples of $500,000 thereof; (ii) the requested Borrowing date, which shall be a Business Day; (iii) whether the Borrowing is to be comprised of Eurodollar Rate Loans or Base Rate Loans; and
(iv) the duration of the Interest Period applicable to any Eurodollar Rate Loans included in such notice; provided, however, that with respect to the Borrowing to be made on the Closing Date, such Borrowing shall consist of Base Rate Loans only.

                 (b) Unless Lender is otherwise directed in writing by Borrower, the proceeds of each requested Borrowing shall be made available to Borrower by Lender at or before 3:00 p.m. (Chicago time) on such Borrowing date by deposit of such amount to Borrower's Operating Account.

                 (c) Unless Lender shall otherwise agree, during the existence of a Default, Borrower may not elect to have a Loan be made as, converted into or continued as, a Eurodollar Rate Loan.

                 (d) Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower's Operating Account hereunder as a Revolving Loan, a sum sufficient to pay when due all interest accrued on the Obligations and to pay when due all costs, fees and expenses at any time owed by Borrower to Lender hereunder.

            2.10 Conversion and Continuation Elections.

                 (a) Borrower may upon irrevocable written notice to Lender in accordance with Section 2.10(b):

                          (i) elect to convert on any Business Day, all or any portion of any Base Rate Loan in an aggregate minimum amount of $500,000 or any multiple of $500,000 in excess thereof into Eurodollar Rate Loans; or

                          (ii) elect to convert on the last day of the applicable Interest Period all or any portion of any Eurodollar Rate Loans having Interest Periods maturing on such day in an aggregate minimum amount of $500,000 or any multiple of $500,000 in excess thereof into Base Rate Loans; or

                          (iii)  elect to renew on the last day of the
         applicable Interest Period any Eurodollar Rate Loans having Interest Periods maturing on such day in an aggregate minimum amount of $500,000 or any multiple of $500,000 in excess thereof;

provided, however, that if any Eurodollar Rate Loans shall have been reduced by payment, prepayment or conversion of part thereof to be less than $500,000 such Eurodollar Rate Loans shall automatically convert into Base Rate Loans and on and after such date the right of Borrower to continue such Loans as, and to convert such Loans into, Eurodollar Rate Loans, as the case may be, shall terminate.

                 (b) Borrower shall either (i) deliver to Lender a Notice of Conversion/Continuation or (ii) give telephonic notice thereof to Lender (promptly confirmed by delivering to Lender a Notice of Conversion/Continuation), not later than 12:00 p.m. (Chicago time) on the date two (2) Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, specifying: (i) the proposed Conversion Date or continuation date; (ii) the aggregate amount of Loans to be converted or continued; and (iii) the duration of the requested Interest Period with respect to any Loans to be converted into, or continued, as Eurodollar Rate Loans.

                 (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans, or if any Default shall then exist, Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

                 (d) Unless Lender shall otherwise agree, during the existence of a Default, Borrower may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

                 (e) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than five (5) different Interest Periods in effect with respect to all Loans at any one time.

         2.11 Interest.

                 (a) Subject to Section 2.11(c) and Section 2.11(d), (i) each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Applicable Interest Rate.

                 (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans pursuant to Section 2.04 or Section 2.05 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be payable on demand of Lender.

                 (c) At the election of Lender, (i) upon the occurrence and during the continuance of any Event of Default described in Section 9.01 (a), Borrower shall pay interest on the principal amount of all Loans at a rate per annum determined by adding four percent (4%) per annum to the Applicable Interest Rate then in effect for such Loans; and (ii) upon the occurrence and during the continuance of any other Event of Default, Borrower shall pay on the principal amount of all Loans at a rate per annum determined by adding two percent (2%) per annum to the Applicable Interest Rate then in effect for such Loans.

                 (d) Anything herein to the contrary notwithstanding, the obligation of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any law applicable to Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by Lender, and in such event Borrower shall pay Lender interest at the highest rate permitted by applicable law.

         2.12 Fees.

                 (a) Origination Fee. Borrower shall pay to Lender on the Closing Date an origination fee (the "Origination Fee") in the amount of $110,000.

                 (b) Unused Line Fee. Borrower shall pay to Lender a fee (the "Unused Line Fee") at the rate of one-half of one percent (0.50%) per annum from and after the Closing Date until the Termination Date on the amount by which the Commitment in effect from time to time exceeds the average daily balance of all Revolving Loans outstanding during the preceding calendar quarter. The Unused Line Fee shall be payable quarterly in arrears on the last calendar day of each March, June, September and December occurring after the Closing Date and on the Termination Date.

         2.13 Computation of Fees and Interest.

                 (a) All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment.

                 (b) Any change in the interest rate on a Loan resulting from a change in the Applicable Interest Rate shall become effective as of the opening of business on the day on which such change in the Applicable Interest Rate becomes effective.

                 (c) Each determination of an interest rate by Lender shall be conclusive and binding on Borrower in the absence of manifest error.

         2.14 Payments by Borrower.

                 (a) All payments of principal, interest and fees hereunder shall be made, without set off, deduction or counterclaim, in immediately available funds to Lender at Lender's address specified pursuant to Section 10.02, by 2:00 p.m. (Chicago time) on the date when due. Any payment received by Lender later than 2:00 (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee with respect to such payment shall continue to accrue to such succeeding Business Day.

                 (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

         2.15 All Loans to Constitute One Obligation. The loans shall constitute one general Obligation of Borrower and shall be secured by Lender's Lien upon all of the Collateral in accordance with the Collateral Documents.

         2.16 Collection and Application of Commitment Proceeds; Establishment and Administration of Cash Collateral Account.

                 (a) On or before January 1, 1997, Lender shall establish at its office at 135 South LaSalle Street, Chicago, Illinois, an account designated as "Credentials Services International, Inc. Cash Collateral Account" (the "Cash Collateral Account"). Borrower shall cause funds to be deposited in the Cash Collateral Account in an amount equal to the "Required Amount", as determined in accordance with Section 2.16(c), and at the time determined in accordance with Section 2.16(c). The Cash Collateral Account shall at all times be under the sole dominion and control of Lender and Borrower shall not have any right to withdraw any funds deposited or held from time to time in the Cash Collateral Account. Borrower shall have the right to direct Lender to invest funds held in the Cash Collateral Account in Cash Equivalents or such other investments as Borrower and Lender shall agree.

                 (b) For the purposes of this Section. 2.16, the term "Direction Notice" shall mean a written notice delivered by Borrower to the Fund, given in accordance with and in the form and manner required under the Securities Purchase Agreement, directing that the Fund satisfy its commitment under the Securities Purchase Agreement by purchasing debt or equity securities of Borrower in an amount equal to then applicable Required Amount.

                 (c) (i)    If an Event of Default has occurred and is
         continuing on January 1, 1998, then the Required Amount shall be an amount equal to 50% of the principal balance of the Term Loan outstanding on the date of occurrence of such Event of Default and Borrower shall deliver a Direction Notice to the Fund on January 2, 1998.

                          (ii) If no Event of Default has occurred and is continuing on January 1, 1998 but an Event of Default occurs during the period commencing on January 2, 1998 and ending on February 27, 1998, then the Required Amount shall be an amount equal to 50% of the principal balance of the Term Note outstanding on the date of occurrence of such Event of Default and Borrower shall deliver a Direction Notice promptly upon the occurrence of such Event of Default.

                          (iii) If a Direction Notice has not been required to have been delivered pursuant to clause (i) or (ii) above prior to February 28, 1998, then the Required Amount shall be an amount equal to 50% of the principal balance of the Term Note outstanding on February 28, 1998 and Borrower shall deliver a Direction Notice on February 28, 1998.

                 (d) Upon delivery of a Direction Notice, Borrower shall promptly take all actions required to be taken by Borrower under Section 5 of the Securities Purchase Agreement and shall direct that the Required Amount be paid by the Fund by wire transfer of immediately available funds directly to the Cash Collateral Account to be held by Lender and applied in accordance with this Section 2.16.

                 (e) Provided that no Event of Default has occurred and is continuing, upon any principal payment on the Term Loan by Borrower (a "Term Loan Payment"), Lender shall release to Borrower funds from the Cash Collateral Amount in an amount equal to the sum of (i) 50% of Term Loan Payment, plus (ii) all amounts then in the Cash Collateral Account representing earnings on the funds held in the Cash Collateral Account.

                 (f) Borrower shall not be entitled to, and Lender shall have no obligation to release to Borrower under Section 2.16(e), any funds from the Cash Collateral Account from and after the date of commencement of (i) a suit, action or proceeding by Lender against Borrower to enforce payment of or to collect the Obligations, or (ii) a foreclosure action by Lender to realize upon Lender's Lien on the Collateral, or (c) any Insolvency Proceeding (any of the foregoing, a "Realization Proceeding"). Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, Lender agrees, prior to applying any funds in the Cash Collateral Account to the Obligations, to exercise and enforce all such rights, remedies and recourse against Borrower and the Collateral as Lender shall deem appropriate in the circumstances and to apply to payment of the Obligations all proceeds derived by Lender from the exercise and enforcement of such rights and remedies pursuant to any one or more Realization Proceedings. If, after giving effect to Lender's recovery of all amounts realized from such Realization Proceedings, any Obligations shall remain outstanding, all funds then remaining in the Cash Collateral Account, including all earnings thereon, may be applied by Lender to such remaining Obligations, in such order of application as Lender may determine in its sole discretion. The balance in the Cash Collateral Account, including earnings thereon, if any, remaining after payment in full of the Obligations shall be released by Lender to Borrower as promptly as practicable thereafter.

                                   ARTICLE 3

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01 Taxes.

                 (a) All payments by Borrower to Lender under this Agreement shall be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding franchise or similar taxes as are imposed on or measured by Lender's revenues or net income by the United States of America or any jurisdiction under the laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities herein referred to as "Taxes").

                 (b) In addition, Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

                 (c) Borrower shall indemnify and hold harmless Lender for the full amount of Taxes or Other Taxes paid by Lender and any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this Section. 3.01 shall be made within thirty
(30) days from the date Lender makes written demand therefor.

                 (d) If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Lender, then (i) the sum payable shall be increased as necessary so that after making all required deductions Lender receives an amount equal to the sum it would have received had no such deduction been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (e) Within thirty (30) after the date of any payment by Borrower of Taxes or Other Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Lender.

         3.02 Illegality. If, as the result of any Regulatory Change, Lender shall determine that it is unlawful for Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligation of Lender to make, continue or maintain any portion of the principal amount of any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall, upon such determination forthwith be suspended until Lender shall notify Borrower in reasonable detail that the circumstances causing such suspension no longer exist, and all Eurodollar Rate Loans shall automatically converted into Base Rate Loans.

         3.03 Increased Costs. If any Regulatory Change imposes, modifies or deems applicable any capital adequacy, capital maintenance or similar requirement (including a request or requirement which affects the manner in which Lender allocates capital resources to its commitments, including its Commitment hereunder) and as a result thereof, the rate of return on Lender's capital as a consequence of its Commitment or Loans, is reduced to a level below that which Lender could have achieved but for such circumstances then and in each such case upon notice from time to time by Lender to Borrower, Borrower shall pay to Lender such additional amount or amounts as shall compensate Lender for such reduction in its rate of return (a "Compensatory Amount"); provided, however, that (a) each Compensatory Amount shall be reduced to the extent, if any, that Lender increases the Prime Rate in order to recover all or part of the increased costs which are imposed by such Regulatory Change and (b) in determining any increased expense, reduction in rate of return on capital or reduction in an amount received, Lender shall act reasonably and in good faith and shall, to the extent the increased costs or reductions in amounts received or receivable related to Lender's loans and commitments in general and are not specifically attributable to the Loans and the Commitment hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by Lender whether or not the loan documentation for such other loans permits Lender to receive increased costs of the type described in this Section 3.03. Such notice shall contain a statement of Lender as to any such additional amount or amounts, including calculations thereof in reasonable detail, which shall in the absence of manifest error, be conclusive evidence of the matters stated therein and be binding upon Borrower.

         3.04 Funding Losses. If Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

                 (a) the failure of Borrower to make any payment or mandatory prepayment of principal of any Eurodollar Rate Loan (including payments made after any acceleration thereof);

                 (b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                 (c) the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with Section 2.04;

                 (d) the prepayment (including prepayment pursuant to Section 2.05) of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

                 (e) the conversion pursuant to Section 2.10 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period,

then, upon the request of Lender to Borrower, Borrower shall pay directly to Lender such amount as will reimburse Lender for the actual amount of such loss or expense. A statement as to any such loss or expense (including calculations thereof in good faith and in reasonable detail) shall be submitted by Lender to Borrower and shall be prima facie evidence of the matters stated therein and be binding on Borrower; provided, however, that Borrower shall not be liable in respect of any such loss or expense as to which Lender became aware and failed to notify Borrower promptly if and to the extent that prompt notice could have avoided or materially lessened payment by Borrower hereunder.

         3.05 Inability to Determine Rates. If Lender shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or that the Eurodollar Base Rate applicable pursuant to Section 2.10(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender shall forthwith give notice of such determination to Borrower. Thereafter, the obligation of Lender to make or maintain Eurodollar Rate Loans hereunder shall be suspended until Lender revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower does not revoke such notice, Lender shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

         3.06 Survival. The agreements and obligation of Borrower in this
Article 3 shall survive the payment of all other Obligations.

                                   ARTICLE 4

                              CONDITIONS PRECEDENT

         4.01 Conditions to Initial Loans. The obligation of Lender to make the initial Loans on the Closing Date is subject to the prior or concurrent satisfaction of the following conditions:

                 (a) Financial Condition. Borrower shall have delivered to Lender a Financial Condition Certificate dated the Closing Date, substantially in the form of Exhibit F, executed on behalf of Borrower by the chief financial officer of Borrower, with appropriate attachments in form and substance satisfactory to Lender, demonstrating that, after giving effect to the initial Loans, Borrower is Solvent.

                 (b)    Fees. Borrower shall have paid the Origination Fee.

                 (c) Capital Contribution. Borrower shall have received, in consideration of the issuance and sale to the Preferred Stock Pledgor of 1,000 shares of preferred stock of Borrower, cash proceeds in an aggregate amount equal to not less than $1,000,000.

                 (d) Security Interests. Lender shall have received (i) acknowledgment copies of all UCC financing statements filed, registered or recorded to perfect the security interest of Lender, or other evidence satisfactory to Lender that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of Lender in accordance with applicable law; and (ii) written advice relating to such Lien and judgment searches as Lender shall have requested.

                 (e) Opinions of Counsel. Lender shall have received the written opinion or opinions of Maloney, Mehlman & Katz, members of the New York Bar, counsel for Borrower and Pledgors, and special counsel to the Fund in form and substance satisfactory to Lender and its counsel, dated as of the Closing Date.

                 (f) Termination of Prior Indebtedness Liens and Other Liens. Lender shall have received duly executed UCC-3 termination statements and such other instruments, in form and substance satisfactory to Lender, as shall be necessary to terminate and satisfy all Liens created pursuant to the Prior Indebtedness and all other Liens except Permitted Liens.

                 (g) Documents. Borrower shall have delivered or caused to be delivered to Lender the following documents, each, unless otherwise noted, dated the Closing Date, duly executed, in form and substance satisfactory to
Lender:

                          (i)     Revolving Note.

                          (ii)    Security Agreement. The Security Agreement.

                          (iii) Initial Borrowing Base Certificate. The initial Borrowing Base Certificate dated not more than five (5) days prior to the Closing Date.

                          (iv) Officer's Certificate. A certificate executed by the chief financial officer of Borrower, on behalf of Borrower, stating that: (a) the representations and warranties contained in
         Article 5 are true and correct on and as of the Closing Date as though made on and as of the Closing Date; (b) no Default exists or would result from the initial Borrowing; and (c) there has not occurred since September 30, 1995 any material adverse change in the Collateral or the financial condition or operations of the business of Borrower except as disclosed in the unaudited financial statements of Borrower as at September 30, 1996 furnished to the Lender pursuant to Section 5.02.

                          (v) Intellectual Property Security Agreement. The Intellectual Property Security Agreement.

                          (vi)   Subordination Agreements. The TRW
         Subordination Agreement and the Management Fee Subordination Agreement.

                          (vii) Insurance Policies and Endorsements. Copies of policies of insurance required to be maintained under this Agreement and the other Loan Documents together with endorsements or certificates satisfactory to Lender naming Lender as loss payee or additional insured, as appropriate, under such policies.

                          (viii) Organizational Documents and Good Standing. Certified copies of the certificate of incorporation of Borrower together with good standing certificates from the state of its incorporation and from all states in which the laws thereof require Borrower to be qualified or licensed to do business, each dated a recent date prior to the Closing Date.

                          (ix) Bylaws. Copies of the bylaws of Borrower certified as of the Closing Date by the secretary or assistant secretary of Borrower.

                          (x) Resolutions. Resolutions of the Board of Directors of Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, certified as of the Closing Date by the secretary or assistant secretary of Borrower as being in full force and effect without modification or amendment.

                          (xi) Incumbency Certificates. Signature and incumbency certificates of all officers of Borrower executing the Loan Documents.

                          (xii) Collateral Assignment of Contracts. The Collateral Assignment of Contracts.

                          (xiii) Pledge Agreements. The Pledge Agreements, together with stock certificates representing the Pledged Shares (as defined in each Pledge Agreement), stock powers duly executed in blank and proxies.

                          (xiv) Letter of Direction. A letter of direction from Borrower addressed to Lender with respect to the disbursement of the proceeds of the Loan and the initial advance under the Revolving Loan.

                          (xv) Pledgor Organization Documents and Good Standing. Certified copies of the certificate of limited partnership of each Pledgor together with good standing certificates from the State of Delaware.

                          (xvi)  Incumbency Certificate. Signature and
         incumbency certificate of the officer of the general partner of the general partner of each Pledgor.

                          (xvii) Resolutions. Resolutions of the Board of Directors of the general partner of the general partner of each Pledgor each certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment, authorizing and approving the execution, delivery and performance of each Loan Document to which such Pledgor is a party.

                          (xviii) Collateral Assignment of Undertakings. The Collateral Assignment of Undertakings.

                          (xix) Securities Purchase Agreement. A copy of the Securities Purchase Agreement executed by Borrower and the Fund.

                 (h) Due Diligence. Lender shall have received evidence of the completion to the satisfaction of Lender of such investigations, reviews and audits with respect to Borrower as Lender may deem appropriate.

                 (i) Prior Indebtedness. Lender shall have received a payoff letter from each lender of the Prior Indebtedness in form and substance satisfactory to Lender, together with such UCC-3 termination statements, releases of Liens and other instruments, documents or agreements necessary or appropriate to terminate any Liens in favor of such lenders securing Prior Indebtedness which is to be paid off on the Closing Date as Lender may reasonably request, duly executed and in form and substance satisfactory to Lender.

                 (j) Other Documents. Lender shall have received such other approvals, opinions, documents or materials as Lender may reasonably request.

         4.02 Conditions to all Loans. The obligation of Lender to make any Loan, or to continue or convert any Loan hereunder, is subject to the satisfaction of the following conditions on the relevant borrowing or continuation or Conversion Date:

                 (a) Notice of Borrower or Continuation/Conversion. Lender shall have received a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable, in accordance with Section 2.09 or
Section 2.10, as applicable.

                 (b) Representations and Warranties. The representations and warranties of Borrower contained in Article 5 shall be true and correct in all material respects on and as of such Borrowing, or continuation or Conversation Date, with the same effect as if made on and as of such Borrowing or continuation or Conversion Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

                 (c) No Default. No Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Continuation/Conversion submitted by Borrower hereunder shall constitute a representation and warranty by Borrower hereunder, as of the date of each such notice and as of the date of each such Borrowing or continuation or conversion that the conditions in Section 4.02 are satisfied.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES


         Borrower represents and warrants to Lender as follows:

         5.01 Existence and Power. Borrower(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
(b) has all requisite corporate power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is duly qualified to do business and in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

         5.02 Financial Condition.

                 (a) The audited annual financial statements of financial condition of Borrower dated September 30, 1995 and the related audited statements of income or operations, stockholders' equity and cash flows for the fiscal year ended on that date and the unaudited interim financial statements of Borrower dated September 30, 1996 and the related unaudited statements of income, stockholders' equity and cash flows for the fiscal year then ended:

                          (i)    were prepared in accordance with GAAP
         consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the absence of footnote disclosures;

                          (ii) present fairly in all material respects the financial condition of Borrower as of the dates thereof and results of operations for the periods covered thereby;

                          (iii) except as specifically disclosed in Schedule 5.02, show all material indebtedness and other liabilities, direct or contingent of Borrower as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

                 (b) Since September 30, 1995, there has been no Material Adverse Effect except as disclosed in the unaudited financial statements of Borrower as of September 30, 1996 furnished to Lender pursuant to this Section 5.02.

         5.03 Litigation. Except as specifically disclosed in Schedule 5.03, there are no actions, suits, proceedings, governmental investigations or arbitrations now pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary of Borrower which (a) purport to affect or pertain to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby; or (b) if determined adversely to Borrower or such Subsidiary could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any other order has been issued by any court or other governmental authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Document.

         5.04 No Breach. The execution, delivery and performance by Borrower of each Loan Document to which Borrower is a party do not and will not conflict with or result in a breach of, or require any consent under, the charter or by-laws of Borrower or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Borrower is a party or by which it or its property is bound or to which it or its property is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Loan Documents) result in the creation or imposition of any Lien under the terms of any such agreement or instrument.

         5.05 Corporate Action; Capitalization.

                 (a) Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. The execution, delivery and performance by Borrower of each Loan Document to which it is a party have been duly authorized by all necessary corporate action on its part and each of the Loan Documents to which it is a party has been duly and validly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                 (b) Schedule 5.05(b) sets forth the authorized capital stock of Borrower. All issued and outstanding shares of capital stock of Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shares of capital stock of Borrower, other than those described in Schedule 5.05(b), are issued and outstanding. Except as set forth on Schedule 5.05(b), there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of Borrower.

         5.06 Governmental Authorization. No authorizations, approvals or consents of, and no notices to or filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document.

         5.07 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.10. Borrower is not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         5.08 ERISA.

                 (a) Schedule 5.08 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans. Borrower and each of Borrower's Subsidiaries are in compliance with all requirements of each Plan and each Plan complies with and is operated in compliance with all applicable provisions of law. Each Qualified Plan and each related trust has been determined by the Internal Revenue Service to qualify under, and be exempt from tax under, the Code. Nothing has occurred which would cause the loss of such qualification or tax- exempt status. All required contributions have been made in accordance with the provisions of each Plan, and with respect to Borrower or any ERISA Affiliate, there are no unfunded pension liabilities or withdrawal liabilities. Neither Borrower nor any ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA.

                 (b) No ERISA Event has occurred or is expected to occur with respect to any Plan. No liability under any Title IV Plan has been funded nor has such obligation been satisfied with, the purchase of a contract form an insurance company that is not rated AAA by Standard & Poor's Corporation or the equivalent by each other nationally recognized rating agency.

                 (c) Except as specifically disclosed in Schedule 5.08, no member of the Controlled Group has represented or contracted to any current or former employee that such current or former employee would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of Section 3(1) of ERISA) following retirement or termination of employment.

                 (d) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Code. No member of the Controlled Group has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

         5.09 Taxes. Borrower and each of Borrower's Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their property, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any of Borrower's Subsidiaries which, if made, could reasonably be expected to have a Material Adverse Effect.

         5.10 Investment Company Act. Borrower is not an "investment company", or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.11 Solvency. Borrower and each of Borrower's Subsidiaries is Solvent.

         5.12 Subsidiaries, Etc. Borrower has no Subsidiaries or equity investments in any other corporation or entity other than those disclosed in
Schedule 5.12.

         5.13 Title to Properties. Borrower and each of its Subsidiaries have good record and marketable title to all property necessary or used in the ordinary conduct of its businesses, except for Permitted Liens.

         5.14 Collateral Documents. All representations and warranties of Borrower, any of Borrower's Subsidiaries or any other party to any Collateral Document contained in the Collateral Documents are true and correct.

         5.15 Environmental Matters.

                 (a) Except as disclosed in Schedule 5.15, the operations of Borrower and each of Borrower's Subsidiaries comply with all Environmental Laws, except such non-compliance which could not reasonably be expected to have a Material Adverse Effect.

                 (b) Except as disclosed in Schedule 5.15, Borrower and each of Borrower's Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective operations, all such Environmental Permits are in good standing, and Borrower and each of Borrower's Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain or to be in compliance could not reasonably be expected to have a Material Adverse Effect.

                 (c) Except as disclosed in Schedule 5.15, none of Borrower or any of Borrower's Subsidiaries or any of their respective property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or administrative proceedings respecting any Environmental Law.

                 (d) Except as disclosed in Schedule 5.15, there are no conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any of Borrower's Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

         5.16 Labor Relations. There are no strikes, lockouts or other labor disputes against Borrower or any of Borrower's Subsidiaries or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries, in any case, which could reasonably be expected to have a Material Adverse Effect, and no significant unfair labor practice complaint is pending against Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against any of them before any governmental authority, in any case which could reasonably be expected to have a Material Adverse Effect.

         5.17 No Default. Neither Borrower nor any of Borrower's Subsidiaries is in default under or with respect to the provisions of any agreement, undertaking, contract, indenture, mortgage or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

         5.18 Intellectual Property. Schedule 5.18 identifies all United States and foreign patents, trademarks, service marks, trade names and registered copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by Borrower or any of its Subsidiaries on the Closing Date. Except as disclosed in Schedule 5.18, as of the Closing Date, Borrower and its Subsidiaries are the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights or encumbrances, the intellectual property referred to in Schedule 5.18 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Borrowers and its Subsidiaries' businesses as being operated on the Closing Date. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 5.18 is in full force and effect except to the extent the failure to be in effect could not reasonably be expected to have Material Adverse Effect. Except as set forth in Schedule 5.18, to the best knowledge or Borrower, as of the Closing Date (a) none of the present or contemplated products or operations of Borrower or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright or nay license right pertaining to any such intellectual property owned by any other Person and (b) there is no pending or threatened claim or litigation against or affecting Borrower or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims or litigation which could not reasonably be expected to have a Material Adverse Effect.

         5.19 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates. A correct and complete listing of such insurance including, issuers, coverages and deductibles, has been provided to Lender.

         5.20 Full Disclosure. None of the representations or warranties made by Borrower or any of Borrower's Subsidiaries as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of Borrower or any of Borrower's Subsidiaries in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

         5.21 Vendor Contracts. As of the Closing Date, Borrower is not a party to any Significant Vendor Contracts other than the Significant Vendor Contracts listed on Schedule 5.21.

                                   ARTICLE 6

                             AFFIRMATIVE COVENANTS


         Borrower covenants and agrees that, so long as Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless Lender shall waive compliance in writing:

         6.01 Financial Statements. Borrower shall deliver, or cause to be delivered, to Lender in form and detail satisfactory to Lender:

                 (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year or in the case of the fiscal year ended September 30, 1996, not later than February 15, 1997, a copy of the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm acceptable to Lender stating that such financial statements present fairly in all material respects the financial position for the periods indicated and were prepared in conformity with GAAP consistently applied, and were reviewed in accordance with Modified Accrual Accounting consistently applied. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountants of any material portion of Borrower's or any Subsidiary's records;

                 (b) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries, and the related consolidated statements of income, stockholders' equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of Borrower by the chief financial officer of Borrower as being complete and correct and fairly presenting in all material respects, in accordance with GAAP and Modified Accrual Accounting, the financial position and results of operations of Borrower and each of its Subsidiaries, subject to normal year-end adjustment and absence of footnote disclosure; and

                 (c) as soon as available, but not later than one hundred twenty (1 20) days after the end of each fiscal year of the Fund commencing with the fiscal year ended December 31, 1996, a copy of the audited consolidated balance sheet of the Fund and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' capital and cash flows for such fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm stating that such financial statements present fairly in all material respects the financial position for the periods indicated and were prepared in conformity with GAAP consistently applied.

         6.02 Certificates; Borrowing Base Certificates; Other Information. Borrower shall furnish to Lender:

                 (a) concurrently with the delivery of the annual financial statement referred to in Section 6.01(a), a certificate of the independent certified accountants reporting on such financial statement stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a certificate of the chief financial officer of Borrower stating that such officer has obtained no actual knowledge of any Default, except as specified in such certificate, together with a compliance certificate, substantially in the form of Exhibit G attached hereto, signed by such officer, setting forth calculations for the period then ended which demonstrate compliance by Borrower with the provisions of Article 8.

                 (c) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and 6.01(b), a management report, in reasonable detail, signed on behalf of Borrower by the chief financial officer of Borrower, describing the operations and financial condition of Borrower and its Subsidiaries for the month and the portion of the fiscal year then ended (or in the case of annual financial statements for the fiscal year then ended) and setting forth a mailing tracking summary, a current mailing schedule and a statements of increases or decreases in the number of Subscribers;

                 (d) promptly after the same are sent, copies of all financial statements and reports sent to Borrower's stockholders and, promptly after filed, copies of all financial statements and reports which Borrower may make to, or file with, the Securities Exchange Commission or similar governmental authority;

                 (e) no later than the last Business day of each week, a Borrowing Base Certificate, certified on behalf of Borrower by the chief financial officer of Borrower, setting forth the Borrowing Base of Borrower as at the end of the previous week or as at such other date as Lender may reasonably require;

                 (f) promptly upon the request of Lender, a report of an independent collateral auditor satisfactory to Lender with respect to Accounts, indicating whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects; provided, however, that, so long as no Default has occurred and is continuing, Borrower shall only be obligated to pay the expenses of the preparation of two such collateral reports in any fiscal year;

                 (g) as soon as available and in any event no later than the last day of each fiscal year, a copy of the plan and budget (including a projected balance sheet, income statement and cash flow statement) of Borrower for the forthcoming fiscal year prepared in such detail as shall be reasonably satisfactory to Lender.

                 (h) concurrently with the delivery of the projections referred to in Section 6.02(g), a written supplement revising and supplementing the Schedules hereto to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided, however, that delivery of such subsequent disclosure shall not constitute a waiver by Lender or a cure of any Default resulting in connection with the matters disclosed;

                 (i) promptly upon receipt thereof, copies of any reports submitted by Borrower's certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower made by such accountants, including any comment letters submitted by such accountants to management of Borrower in connection with their services; and

                 (j) promptly, such additional business, financial, corporate and other information as Lender may from time to time reasonably request.

         6.03 Notices. Borrower shall promptly notify Lender of any of the following, promptly and in no event later than three (3) Business Days after Borrower's becoming aware thereof:

                 (a)    the occurrence of any Default;

                 (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against, Borrower or any Subsidiary of Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which relates to this Agreement or any other Loan Document;

                 (c) the occurrence of any other circumstances of which any of the officers of Borrower has actual knowledge and which could reasonably be expected to result in a Material Adverse Effect;

                 (d) any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by Borrower to Lender;

                 (e) the receipt of any notice of any default or event of default with respect to any Subordinated Indebtedness received from any holder thereof;

                 (f) the institution of any steps by Borrower, any member of its Controlled Group or any other Person to terminate any Plan, or the failure to make any required contribution to any Plan if such termination could reasonably be expected to have a Material Adverse Effect or if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Plan which could reasonably be expected to result in the requirement that Borrower or any member of its Controlled Group furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to any Plan which could reasonably be expected to have a Material Adverse effect or any increase in the contingent liability of Borrower or any member of its Controlled Group with respect to any post-retirement Plan benefit which could reasonably be expected to have a Material Adverse Effect;

                 (g) any assessment of withdrawal liability made against Borrower or any member of its Controlled Group by any Multiemployer Plan;

                 (h) any ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

                 (i) any Material Adverse Effect subsequent to the date of the most recent audited financial statement delivered to Lender pursuant to this Agreement; and

                 (j) any material change in accounting policies or financial reporting practices by Borrower or any of Borrower's Subsidiaries, including changes required by GAAP.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement by the chief executive officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

         6.04 Maintenance of Existence. Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve, its respective existence as a corporation and all rights, privileges, licenses and franchises necessary in the normal conduct of its business except in connection with transaction permitted by Section 7.05 and sales of assets permitted by Section 7.04.

         6.05 Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien, and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary.

         6.06 Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

         6.07 Insurance. Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability and property and casualty insurance. All property damage and casualty insurance shall name Lender a loss payee and all liability insurance shall name Lender as additional insured. Upon request of Lender, Borrower shall furnish Lender at reasonable intervals a certificate of the chief executive officer of Borrower and, if requested by Lender, any insurance broker of Borrower, setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this
Section 6.07.

         6.08 Compliance with Laws. Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law (including , without limitation, all Environmental Laws) except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         6.09 Performance of Obligations. Borrower shall, and shall cause each of its Subsidiaries to, comply with the provisions of all contracts or agreements to which it is a party or by which it is bound where the failure to so comply could, individually or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect.

         6.10 Use of Proceeds. Borrower shall use the proceeds of the Loans solely (a) to fund the repayment of Prior Indebtedness, and (b) for working capital and other general corporate purposes.

         6.11 Inspection. Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account reflecting all of its business affairs and transactions in accordance with GAAP and permit Lender, on reasonable notice and at reasonable times and intervals during ordinary business hours, to visit all of its offices, discuss its financial matters with officers of Borrower and its independent public accountants (subject to any applicable code of professional responsibility to which such accountants may be subject) and examine and make abstracts from any of its books or other corporate records.

         6.12 ERISA Compliance. Borrower shall, and shall cause each of its Subsidiaries to, maintain and operate all Plans in compliance in all material respects with the provisions of ERISA, the Code, all other applicable laws and the respective requirements of the governing documents for such Plans.

         6.13 Further Assurances. Promptly upon request by Lender, Borrower shall, and shall cause each of its Subsidiaries to, take such additional actions as Lender may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, (b) to subject to the Liens created by any of the Collateral Document any of the properties, rights or interests covered by any of the Collateral Documents, and (c) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby.

         6.14 Post Closing Deliveries. Within thirty (30) days after the Closing Date, Borrower shall (a) deliver to Lender agreements executed by the landlord of each of the premises leased by Borrower containing such consents and waivers as may be required by Lender; (b) deliver to Lender the written consent of Experian Information Solutions, Inc. (the successor-in-interest to TRW Inc. under the Service Agreement) to the Collateral Assignment of Contracts; and (c) establish the Operating Account.

                                   ARTICLE 7

                               NEGATIVE COVENANTS


         Borrower covenants and agrees that, so long as Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless Lender shall waive compliance in writing:

         7.01 Limitation on Liens. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist, any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                 (a)    Liens created pursuant to the Loan Documents;

                 (b)    Any Lien existing on the Closing Date and set forth in
Schedule 7.01 securing Indebtedness outstanding on such date which is permitted by Section 7.02(b);

                 (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted under Section 6.05; provided, however, that no notice of lien has been filed or recorded under the Code;

                 (d) Statutory Liens of carriers, landlords, warehousemen, mechanics, materialmen, repairmen or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto;

                 (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits under worker's compensation unemployment insurance and other social security legislation;

                 (f) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; provided, that all such Liens in the aggregate, even if enforced, could not be reasonably expected to have a Material Adverse Effect;

                 (g) Easements, rights-of-way, restrictions and other similar encumbrances existing on the date hereof or hereafter incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

                 (h) Purchase money security interests on any property acquired or held by Borrower or its Subsidiaries in the ordinary course of business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, which Indebtedness is permitted under Section 7.02(b); provided, however, that (i) any such Lien attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 80% of the cost of such Property;

              (i) Liens securing Capital Lease Obligations permitted under
Section 7.02(b).

         7.02 Limitation on Indebtedness. Neither Borrower nor any of its Subsidiaries shall create, incur, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                 (a)    the Obligations;

                 (b) Indebtedness secured by Liens permitted under Section 7.01(h) and (i) in an aggregate amount outstanding at any time outstanding not to exceed $745,000;

                 (c)    the Subordinated Indebtedness; and

                 (d) unsecured Indebtedness to the Fund incurred in connection with the Securities Purchase Agreement; provided, that such Indebtedness is subordinated to payment of the Obligations to the written satisfaction of Lender.

         7.03 Loans and Investments. Borrower shall not purchase or acquire, or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest or any obligations or other securities of, or any interest in, any Person, or make or commit to acquire all or substantially all of the assets of a Person, or of any business or division of a Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate, except for:

                 (a)    investments in Cash Equivalents;

                 (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; and

                 (c) loans and advances to employees of Borrower or any of Borrower's Subsidiaries for moving, travel and other similar expenses in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding.

         7.04 Sale of Assets. Neither Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or enter into any agreement to do so except:

                 (a) sales of services, dispositions of inventory, or used, worn-out or surplus equipment in the ordinary course of business;

                 (b) disposition of obsolete equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such disposition are reasonably and promptly applied to the purchase price of such replacement equipment; and

                 (c) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as provided in Section 2.05; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition is paid in cash, and (iii) the aggregate value of all assets so sold by Borrower and its Subsidiaries shall not exceed $25,000 in any fiscal year.

         7.05 Mergers, Consolidations, Etc. Neither Borrower nor any of its Subsidiaries shall enter into any merger or consolidate, or liquidate, wind-up or dissolve or convey, transfer, lease or otherwise dispose (whether in one transaction or in a series of transactions) all or substantially all of its assets, except any Subsidiary of Borrower may merge with Borrower, provided that Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries of Borrower, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation.

         7.06 Restricted Payments. Neither Borrower nor any of its Subsidiaries shall declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares now or hereafter outstanding (including, without limitation, the existing warrants held by the Preferred Stock Pledgor), except that any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or to any other Wholly-Owned Subsidiary of Borrower.

         7.07 Management Fees; Transaction Fee. Neither Borrower nor any of its Subsidiaries shall pay any management, consulting or similar fees to any Affiliate of Borrower or to any officer, director or employee of Borrower or any Subsidiary or any Affiliate of Borrower except for the management fee ("Management Fee") payable to Lincolnshire under the Management Agreement including accrued fees payable thereunder in the amount of $125,000; provided, however, that payment of the Management Fee shall be subject to the terms of the Management Fee Subordination Agreement. Neither Borrower nor any of its Subsidiaries shall pay any closing, transaction or similar fee to any Affiliate of Borrower or to any officer, director or employee of Borrower or any Subsidiary or Affiliate of Borrower except for the transaction fee (the "Transaction Fee") payable to Lincolnshire in an amount not to exceed $300,000; provided, however, that no portion of the Transaction Fee may be paid by Borrower to Lincolnshire if at the time of payment thereof a Default has occurred and is continuing or if the payment thereof would result in a Default.

         7.08 Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries shall enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except (a) as expressly permitted by this Agreement; or
(b) in the ordinary course of business and pursuant to the reasonable requirements of the business of Borrower or such Subsidiary; and, in each case, upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arms-length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Lender.

         7.09 Contingent Obligations. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Contingent Obligations except for (a) endorsements for collection or deposit in the ordinary course of business; and (b) Contingent Obligations existing on the Closing Date and disclosed on Schedule 7.09 hereto.

         7.10 ERISA. Neither Borrower nor any of its Subsidiaries shall:

                 (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to Borrower or any ERISA Affiliate;

                 (b) permit to exist any ERISA Event or any other event or condition, which represents the risk of a material liability to any Borrower or any ERISA Affiliate;

                 (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Borrower or any ERISA Affiliate;

                 (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to Borrower or any ERISA Affiliate; or

                 (e) permit the present value of all nonforfeitable accrued benefits under any Plan materially to exceed the fair market value of Plan assets allocable to such benefits, all determines as of the most recent valuation date for each such Plan.

         7.11 Change in Business. Neither Borrower nor any of its Subsidiaries shall engage in any material line of business substantially different from that carried on by it on the date hereof.

         7.12 Accounting Changes. Neither Borrower nor any of its Subsidiaries shall make any significant change in accounting treatment or reporting practices except as required by GAAP, or change the fiscal year of Borrower or any of its consolidated Subsidiaries.

         7.13 Change in Structure. Except as permitted under Section 7.05, neither Borrower nor any of its Subsidiaries shall make any changes in its equity capital structure, or amend its certificate or articles of incorporation or by-laws in any material respect.

         7.14 Use of Proceeds. Borrower shall not use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of Borrower or others incurred to purchase or carry Margin Stock, or (b) otherwise in any manner which is in contravention of any Requirement of Law.

         7.15 Deposit Accounts. From and after the date of establishment of the Operating Account, Borrower shall not, and shall not permit any Subsidiary to, establish any deposit account with any bank or other financial institution other than a bank or financial institution which has entered into a blocked account agreement with Lender in form and substance acceptable to Lender; provided however, that Borrower may establish and maintain payroll accounts at one bank or other financial institution in each of California and Texas without the requirement that such bank or financial institution enter into a blocked account agreement with Lender.

         7.16 Amendments. Borrower shall not amend, modify or waive any provision of any of the Management Agreement, the Service Agreement, the Securities Purchase Agreement or any document evidencing the Subordinated Indebtedness.

                                   ARTICLE 8

                              FINANCIAL COVENANTS


         8.01 Minimum EBITDA.

                 (a) Borrower shall not permit EBITDA for the twelve month period ending on the last day of any calendar quarter set forth below to be less than the minimum amount set forth below opposite such fiscal quarter ending date:

                 Fiscal Quarter Ending                              Minimum EBITDA
                 ---------------------                              --------------
                 March 31, 1997                                     $2,800,000
                 June 30, 1997                                      $4,700,000
                 September 30, 1997                                 $7,000,000
                 December 31, 1997 and the last
                   day of each fiscal quarter
                   thereafter                                       $8,000,000

provided, however, that for the quarters ending on each of March 31, 1997 and June 30, 1997, the computation of EBITDA shall be calculated on a year-to-date basis commencing with September 30, 1996.

                 (b) Borrower shall not permit EBITDA for any fiscal quarter of Borrower commencing with the fiscal quarter ended March 31, 1997 to be less than $1,000,000.

         8.02 Minimum Number of Subscribers. Borrower shall not permit the number of Subscribers as determined as of any date set forth below to be less than the minimum number set forth below for such date:

                 Date                                               Minimum Number
                 ----                                               --------------
                 March 31, 1997                                     925,000
                 June 30, 1997                                      950,000
                 September 30, 1997
                   and the last day of each
                   fiscal quarter thereafter                        1,000,000

         8.03 Debt Service Ratio.

                 (a) Borrower shall not permit the Debt Service Ratio as determined as of any date set forth below to be less than the minimum ratio set forth below opposite such date:

                 Twelve Month Ending                                Minimum Ratio
                 -------------------                                -------------
                 March 31, 1997                                     1.40 to 1.00
                 June 30, 1997                                      1.50 to 1.00
                 September 30, 1997                                 1.60 to 1.00
                 December 31, 1997 and
                   the last day of each
                   fiscal quarter thereafter                        1.75 to 1.00

provided, however, that for the quarters ending on each of March 31, 1997 and June 30, 1997, the computation of the Debt Service Ratio shall be calculated on a year-to-date basis commencing with September 30, 1996.

                 (b) Borrower shall not permit the Debt Service Ratio as determined as of the last day of each fiscal quarter for the fiscal quarter ending on such day to be less than 1.20 to 1.00.

         8.04 Deferred Revenue to Deferred Expense Ratio. Borrower shall not permit the ratio of (a) deferred revenue, as determined in accordance with GAAP, to (b) deferred expenses, as determined in accordance with GAAP, to be less than 1.0 to 1.0 at any time.

         8.05 Capital Expenditures. Borrower shall not expend, or commit to expend, for Capital Expenditures during any one fiscal year on a non-cumulative basis in excess of (a) $1,650,000 for the fiscal year ending September 30, 1997; and (b) $150,000 for each fiscal year thereafter.

                                   ARTICLE 9

                               EVENTS OF DEFAULT


         9.01 Event of Default. Each of the following occurrences shall constitute an Event of Default hereunder:

                 (a) Non-Payment. Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or
(ii) shall fail to pay within five (5) days of the date when due any of the other Obligations under this Agreement or the Other Loan Documents; or

                 (b) Specific Covenant Defaults. Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6.01, 6.02, 6.03, 6.10 or 6.11, Article 7 or Article 8; or

                 (c) Other Covenant Defaults. Borrower shall fail to perform or observe any other term or covenant contained in this Agreement or any Loan Document not otherwise constituting an Event of Default under this Article 9 and such default shall continue unremedied for a period of fifteen (15) days after the earlier of (i) the date upon which any officer of Borrower had actual knowledge of such failure or (ii) the date upon which written notice thereof is given to Borrower by Lender; or

                 (d) Representations and Warranties. Any representation or warranty by Borrower or any of Borrower's Subsidiaries made or deemed made herein, in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under this Agreement or in or under any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (e)    Cross-Default. Borrower or any Subsidiary of Borrower
(i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount of more than $250,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure event or condition is to cause, or to permit the holder of such Indebtedness or beneficiary of such Contingent Obligation to cause such Indebtedness to be declared to be due and payable prior to its stated or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

                 (f) Insolvency; Voluntary Proceedings. Borrower or any of Borrower's Subsidiaries (i) ceases or fails to be Solvent or admits in writing its inability to pay, its debts as they become due, subject to applicable grace period, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                 (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower or any Subsidiary of Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Borrower's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant or attachment, execution or similar process shall not be released, vacated or fully bonded within forty five (45) days after commencement, filing or levy; (iii) Borrower or any Subsidiary of Borrower admits the material allegations of a petition against it in any Insolvency Proceeding or an order for relief is ordered in any Insolvency Proceeding; or (iii) Borrower or any Subsidiary of Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession or other similar Person for itself or a substantial portion of its property or business; or

                 (h) ERISA. Any Termination Event occurs which Lender believes is reasonably likely to subject Borrower to liability in excess of $250,000; or

                 (i)    Change of Control. A Change of Control shall occur; or

                 (j) Judgments. One or more judgments, non-interlocutory orders or decrees shall be entered against Borrower or any of Subsidiary of Borrower involving in the aggregate a liability as to any single or related series of transactions or conditions of $200,000 or more and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

                 (k) Collateral. Any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against Borrower or any Subsidiary of Borrower or Borrower or any Subsidiary of Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

                 (l) Failure of Subordination. The Subordination Agreements shall at any time be invalidated or otherwise cease to be in full force and effect; or.

                 (m) Audit Qualification. The auditor's report on the audited financial statement delivered pursuant to Section 6.01(a) shall include any material qualification (including with respect to the scope of audit) or exception; or

                 (n) Pledgor Default. Either Pledgor shall fail in any material respect to perform or observe any term, covenant or agreement in its respective Pledge Agreement, or either Pledge Agreement shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect or either Pledgor shall contest in any manner the validity or enforceability of its Pledge Agreement or deny that it has any further liability or obligation thereunder; or

                 (o) Service Agreement. The Service Agreement shall terminate by its terms or otherwise or shall cease to be in full force and effect, for whatever reason.

         9.02 Remedies. If any Event of Default shall occur, Lender may(a) declare the Commitment of Lender to make Loans to be terminated, whereupon such Commitment shall forthwith be terminated; (b) declare the Obligations to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; and (c) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(f) and (g) above, the obligation of Lender to make Loans shall automatically terminate and all Obligations shall automatically become due and payable without further act of Lender.

         9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE 10

                                 MISCELLANEOUS


         10.01 Amendments and Waivers. No amendment or wavier of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by Lender and Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

         10.02 Notices.

                 (a) All notices, requests and other communications provided for hereunder shall be in writing (including, by facsimile transmission) and mailed by certified or registered mail, telecopied or delivered by personal or overnight delivery, to the address or facsimile number specified for notices on the signature page hereto, or to such other address or facsimile number as shall be designated by any party in a written notice to the other party given in compliance herewith.

                 (b) All such notices, requests and communications shall be effective (i) if delivered in person, when delivered, (ii) if delivered by facsimile, on the date of transmission if transmitted by 4:00 p.m. Chicago time on such date, or otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, upon the third Business day after the date deposited in the U.S. Mail, certified or registered, except that notices pursuant to Section 1 of Article 9 shall not be effective until actually received by Lender.

                 (c) Borrower agrees that any agreement of Lender in Section 1 hereof to receive certain notices by telephone and facsimile is solely for the convenience and at the request of Borrower. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Lender shall not have any liability to Borrower or other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in the telephonic or facsimile notice.

         10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a wavier thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, remedy, power or privilege.

         10.04 Expenses. Borrower shall reimburse Lender for all costs, internal charges and out-of-pocket expenses, including reasonable attorneys' and paralegal' fees, paid or incurred by Lender in connection with the preparation, negotiation, execution, delivery, syndication, renewal, amendment or modification of the Loan Documents or in connection with the collection of the Obligation and enforcement of the Loan Documents or in connection with the administration of the Loan Documents resulting from any request made by Borrower or the existence of a Default. Borrower further agrees to reimburse Lender for each audit, collateral analysis or other business analysis performed by or for the benefit of Lender in connection with this Agreement or the other Loan Documents (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred by Lender in connection with the matters referred to in this Section 10.04.

         10.05 Indemnity. Borrower shall indemnify, defend and hold harmless Lender and its officer, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") from and against any and all liabilities, obligation, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursement, including attorneys' and paralegal' fees, of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding) relating to this Agreement or the Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereof; provided, however, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to any liabilities arising from the gross negligence or willful misconduct of such indemnified Person. The obligations of this Section 10.05 shall survive payment of the Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.05 shall be paid within thirty (30) days after demand.

         10.06 Marshaling; Payments Set Aside. Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces its Liens or exercise its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any Insolvency proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

         10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

         10.08 Assignments and Participations. Lender shall have the right to assign any or all of Lender's rights and obligations under this Agreement. Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations hereunder and in respect of any or all facilities under this Agreement.

         10.09 Set Off. In addition to any rights and remedies now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, Lender is authorized by Borrower at any time and from time to time to set off and to appropriate and to apply any and all balances held by Lender at any of its offices for the account of Borrower or any of its Subsidiaries and all other property at any time held or owing by Lender to or for the credit or for the account of Borrower or any of its Subsidiaries against and on account of any and all Obligations which are not paid when due.

         10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed original and all of which together shall constitute one and the same instrument.

         10.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         10.12 No Third Party Beneficiaries. This Agreement is entered into for the sole protection and legal benefit of Borrower and Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Lender shall have no obligation to any Person not a party to this Agreement or the other Loan Documents.

         10.13 Governing Law and Jurisdiction.

                 (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

                 (b) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

                 (c) BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SECTION 10.02 EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER REFUSES TO ACCEPT SERVICE, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         10.14 Waiver of Jury Trial. BORROWER AND LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. BORROWER AND LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         10.16 Entire Agreement. This Agreement, together with the other Loan Documents, sets forth the entire agreement and understanding between Borrower and Lender and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. The execution of this Agreement by Borrower shall constitute a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, verbal or written, relating to the subject matter of this Agreement and the other Loan Documents.

                                   * * * * *

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                CREDENTIALS SERVICES INTERNATIONAL, INC.

                                By:   /s/ Vineet Pruthi
                                     -------------------------------------------

                                Title: ___________________________

                                c/o Lincolnshire Management, Inc.
                                780 Third Avenue
                                New York, New York 10017
                                Facsimile No.: (212) 755-5457
                                Telephone No.: (212) 319-3633
                                Attention: President

                                LASALLE NATIONAL BANK

                                By:  /s/ Andrew Kanfer
                                    --------------------------------------------

                                Title: Loan Officer
                                135 South LaSalle Street
                                Chicago, Illinois 60603
                                Facsimile No: (312) 904-4605
                                Telephone No.: (312) 904-2771
                                Attention: Andrew Kanfer

                                   EXHIBIT A

                           BORROWING BASE CERTIFICATE

                    CREDENTIALS SERVICES INTERNATIONAL, INC.


Number: ____________                                          Date: ____________



1.       Face amount of outstanding Accounts as of __________       $ __________

2.       Less:   (A) Accounts over 60 days         $ __________
                 (B) Reserves (per attached          __________
                     schedule)
                 (C) Other                           __________

         TOTAL INELIGIBLE ACCOUNTS

3.       Net Accounts (Line 1 minus Line 2)                                  $ __________

4.       85% of Line 3 - Total Availability of Revolving Loans               $ __________

5.       Maximum Borrowing Limit (Lesser of Line 4 or $2,500,000)            $ __________

6.       Revolving Loans Outstanding                                         $ __________

7.       Collateral Excess or Shortage (Line 5 minus Line 6)                 $ __________

         Borrower hereby certifies, through its officer indicated below, that the information set forth above is accurate as of ____________________, 199_, to the best of such officer's knowledge after diligent inquiry.

                                        CREDENTIALS SERVICES INTERNATIONAL, INC.

                                        By: ________________________________
                                        Name: _____________________________
                                        Title: ____________________________

                                   EXHIBIT B

                          FORM OF NOTICE OF BORROWING


                                                             _____________, 199_

LaSalle National Bank
135 South LaSalle Street
Chicago, IL 60603

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement dated as of December_ , 1996 (the "Credit Agreement") between Credentials Services International, Inc. ("Borrower") and LaSalle National Bank ("Lender"). Capitalized terms used herein but not otherwise defined herein have the same meanings as in the Credit Agreement.

         Pursuant to Section 2.09 of the Credit Agreement, Borrower hereby notifies Lender that on ________________, 199_, Borrower desires to borrow an aggregate principal amount of $________of the Revolving Loan.

         The disbursement of the portion of the Revolving Loan hereby requested shall be a (check applicable blanks):

                 ____ Base Rate Loan; or

                 ____ Eurodollar Rate Loan having an Interest Period of

                          ____ one month

                          ____ two months

                          ____ three months

                          ____ six months

         Borrower acknowledges that this Notice of Borrowing and acceptance by Borrower of the proceeds of the Revolving Loan contemplated hereby constitute a representation and warranty by Borrower that the conditions set forth in
Section 4.02 of the Credit Agreement have been satisfied or waived by Lender in writing.

                                         Very truly yours,

                                         CREDENTIAL SERVICES INTERNATIONAL, INC.

                                         By: ___________________________________
                                         Title: ________________________________

                                   EXHIBIT C

                       NOTICE OF CONVERSION/CONTINUATION

LaSalle National Bank
120 South LaSalle Street
Chicago, IL 60606

Ladies and Gentlemen:

This Notice of Continuation/Conversion is delivered to you pursuant to Section
2.10 of the Credit Agreement dated as of January ___ , 1997 (the "Credit Agreement") between Credentials Services International, Inc. ("Borrower") and LaSalle National Bank ("Lender"). Capitalized terms used herein but not otherwise defined herein have the same meanings as in the Credit Agreement.

Borrower hereby requests that on ______________, 19__:


         (a) $____________________ of the currently outstanding principal amount of [Term] [Revolving] Loans originally made to Borrower on _____________, 19__,

         (b) which is currently being maintained as [Base Rate Loans] [Eurodollar Rate Loans],

         (c)    be [converted into] [continued as],

         (d)    [Eurodollar Rate Loans having an Interest Period of

months] [Base Rate Loans].


Borrower hereby represents and warrants that, both before and after giving effect to the conversion or continuation requested above, the conditions in Section. 4.02. of the Credit Agreement have been satisfied or waived by Lender in writing.

                                        Very truly yours,

                                        CREDENTIALS SERVICES INTERNATIONAL, INC.

                                        By:
                                        Title:

                                   EXHIBIT D

                                 REVOLVING NOTE

$2,500,000                                               January __, 1997
                                                         Chicago, Illinois

FOR VALUE RECEIVED, the undersigned, CREDENTIALS SERVICES INTERNATIONAL, INC., a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to the order of LASALLE NATIONAL BANK ("Lender"), at Lender's office at 135 South LaSalle Street, Chicago, IL 60603, or at such other place as Lender may from time to time designate in writing, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000), or, if less, the aggregate unpaid principal amount of all advances made pursuant to Section 2.02 of the Credit Agreement (as defined below), at such times as are specified in, and in accordance with the provisions of, the Credit Agreement. This Revolving Note is referred to in and was executed and delivered pursuant to that certain Credit Agreement of even date herewith (as amended, restated or otherwise modified from time to time, the "Credit Agreement") between Borrower and Lender, to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement. This Revolving Note is secured by the Collateral.

Borrower further promises to pay interest on the outstanding unpaid principal amount from the date of such Revolving Loans until paid in full at the applicable rate or rates specified in Section 2.11(a) of the Credit Agreement; provided, however, at the election of Lender, following the occurrence and during the continuance of any Event of Default, Borrower promises to pay to Lender interest on the unpaid principal amount hereof at the applicable rate or rates specified in Section 2.11(c) of the Credit Agreement. Interest shall be payable in arrears on the dates specified in Section 2.1 l(b) of the Credit Agreement. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.

At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, Lender shall make a notation either on the schedule attached hereto and made a part hereof or in Lender's own books and records; provided, however, that the failure of Lender to make such recordation or notation shall not affect the Obligations of Borrower hereunder or under the Credit Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

THIS REVOLVING NOTE HAS BEEN DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CHICAGO, ILLINOIS AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF BORROWER AND LENDER HEREUNDER, SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Revolving Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Revolving Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Revolving Note. Whenever in this Revolving Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Revolving Note shall be binding upon and shall inure to the benefit of such successors and assigns. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Note as of the date first written above.

                                        CREDENTIALS SERVICES INTERNATIONAL, INC.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                   EXHIBIT E

                                   TERM NOTE

$8,500,000                                                      January __, 1997
                                                               Chicago, Illinois


FOR VALUE RECEIVED, the undersigned, CREDENTIALS SERVICES INTERNATIONAL, INC., a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to the order of LASALLE NATIONAL BANK ("Lender"), at Lender's office at 135 South LaSalle Street, Chicago, IL 60603, or at such other place as Lender may from time to time designate in writing, the principal sum of EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($8,500,000). This Term Note is referred to in and was executed and delivered pursuant to that certain Credit Agreement of even date herewith (as amended, restated or otherwise modified from time to time, the "Credit Agreement") between Borrower and Lender, to which reference is hereby made for a statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid. Capitalized terms used herein but not otherwise defined herein are as defined in the Credit Agreement. This Term Note is secured by the Collateral.

Unless otherwise required to be paid sooner pursuant to the provisions of the Credit Agreement, the principal indebtedness evidenced hereby shall be payable in eleven (11) consecutive installments in the amounts and at the times specified in Section 2.01(b) of the Credit Agreement payable on the last day of each calendar quarter commencing on March 31, 1997 and continuing thereafter until September 30, 1999.

Borrower further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until paid in full at the applicable rate or rates specified in Section 2.11(a) of the Credit Agreement; provided, however, at the election of Lender, following the occurrence and during the continuance of any Event of Default, Borrower promises to pay to Lender interest on the unpaid principal amount hereof at the applicable rate or rates specified in
Section 2.11(c) of the Credit Agreement. Interest shall be payable in arrears on the dates specified in Section 2.11 l(b) of the Credit Agreement. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.

At the time of each payment or prepayment of principal of the Term Loan, Lender shall make a notation either on the schedule attached hereto and made a part hereof or in Lender's own books and records; provided, however, that the failure of Lender to make such recordation or notation shall not affect the Obligations of Borrower hereunder or under the Credit Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

THIS TERM NOTE HAS BEEN DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CHICAGO, ILLINOIS AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF BORROWER AND LENDER HEREUNDER, SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Term Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Term Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Term Note. Whenever in this Term Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Note shall be binding upon and shall inure to the benefit of such successors and assigns. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

IN WITNESS WHEREOF, the undersigned has executed this Term Note as of the date first written above.

                                        CREDENTIALS SERVICES INTERNATIONAL, INC.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                   EXHIBIT F

                        FINANCIAL CONDITION CERTIFICATE

The undersigned, ____________________________, does hereby certify on behalf of Credential Services International, Inc., a Delaware corporation ("Borrower"), that he is the duly elected and acting Chief Financial Officer of Borrower. This Certificate is executed and delivered pursuant to the Credit Agreement dated the date hereof (the "Credit Agreement") between Borrower and LaSalle National Bank ("Lender"). All capitalized terms used and not defined in this Certificate have the same meanings as in the Credit Agreement.

In his capacity as Chief Financial Officer of Borrower, the undersigned does hereby certify on behalf of Borrower that, as of the date hereof and immediately after giving effect to the transactions contemplated by the Credit Agreement, Borrower: (a) owns and will own assets the fair value of which is greater than the amount of Borrower's liabilities and is not less than the amount that would be required to pay the probable liability of Borrower on its debts as they become absolute and matured; (b) is able to realize upon its property and pay its debts and other liabilities as they mature in the normal course of business; (c) does not intend to and does not believe that it will incur debts or liabilities beyond Borrower's ability to pay as such debts and liabilities mature; and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Borrower's property would constitute unreasonably small capital.

Attached hereto as Exhibit A are pro forma financial statements and projections which support the conclusions set forth above.

Dated:  January __, 1997

                                        CREDENTIALS SERVICES INTERNATIONAL, INC.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:Chief Financial Officer

                                   EXHIBIT A

                    PRO FORMA BALANCE SHEETS AND PROJECTIONS

                                   EXHIBIT G

                             COMPLIANCE CERTIFICATE

Pursuant to Section 6.02(b) of the Credit Agreement (the "Credit Agreement"), dated as of December 31, 1996 between Credentials Services International, Inc., a Delaware corporation ("Borrower"), and LaSalle National Bank ("Lender"), Borrower, through its chief financial officer, hereby delivers to Lender this Certificate on behalf of Borrower. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

This Certificate is delivered for the accounting period from ______________ 199_ to ____________ , 199_.



A.       MANDATORY PREPAYMENTS

1.       Section 2.05(a)

         (a)     State whether Borrower or any Subsidiary of Borrower received
                 Net Proceeds or Net Issuance Proceeds   Yes/No

         (b) If the answer is yes, state on a schedule attached to this Certificate the date of and the nature of the transaction giving rise to Net Cash Proceeds, the aggregate amount of the Net Cash Proceeds and the amount, if required, of any mandatory prepayment.

2.       Section 2.05(b)

         Borrower's calculation of Excess Cash Flow for the fiscal year ended September 30, 19_ is as follows:

         EBITDA           $ _______________

- Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Revolving Loans and excluding the amount of capital Expenditures attributable to Capital Leases other than the portion thereof actually paid in cash) $ _______________

-        Scheduled amortization of the principal portion of Indebtedness  $
         _______________

-        Income taxes actually paid in cash  $ _______________

- Interest Expense (including the interest component of Capital leases but excluding the amortization of discount and other interest not payable in cash) $ _______________

- Net Proceeds and Net Issuance Proceeds applied as a mandatory prepayment of the Loans in accordance with Section 2.05 $___________

- Increase in the excess of current assets (excluding cash and cash equivalents) over current liabilities (excluding the outstanding amount of the revolving Loans and the current portion of long-term Indebtedness and all accrued interest) $ _______________

- Decrease in the excess of current assets (excluding cash and cash equivalents) over current liabilities (excluding the outstanding amount of the Revolving Loans and the current portion of long-term Indebtedness and all accrued interest) $ _______________

+        Reductions in long-term liabilities  $ _______________

-        Increases in long-term liabilities  $ _______________

-        Special 1997 Non-Recurring Charges  $ _______________

- Management Fees paid pursuant to and in accordance with Section 7.07 $ _______________

B.       FINANCIAL COVENANTS

1.       MINIMUM EBITDA (Section 8.01)

         EBITDA as of the fiscal quarter ended ___________  $ _______________

2.       MINIMUM NUMBER OF SUBSCRIBERS (Section 8.02)

         The number of Subscribers as of the fiscal quarter ended ___________ $
         _______________

3.       DEBT SERVICE RATION (Section 8.03)

         The ratio of (i) EBITDA - Capital Expenditures - taxes paid in cash to
         (ii) Interest Expense + scheduled payments of Term Loan

                          ______________ to 1.0

4.       DEFERRED REVENUES TO DEFERRED EXPENSES RATIO (Section 8.04)

         The ratio of deferred revenues to deferred expenses

                           ____________ to 1.0

5.       CAPITAL EXPENDITURES (Section 8.05)

         (a) State whether any Capital Expenditures have been made or incurred during the period from September 30, 199_ to
                 _________________         Yes/No

         (b) If the answer is yes, list such Capital Expenditures on a schedule attached to this Certificate.

The undersigned chief financial officer hereby certifies, on behalf of Borrower, that he has obtained no knowledge of any Default except as specifically described on a schedule attached to this Certificate.

                                        CREDENTIALS SERVICES INTERNATIONAL, INC.

                                        By:_____________________________________
                                               Chief Financial Officer